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                                            File No. 333-77385
                                            Filed under Rule 424(b)(3)

ING VARIABLE ANNUITIES
FIRST GOLDEN AMERICAN LIFE INSURANCE COMPANY OF NEW YORK

                 SUPPLEMENT DATED DECEMBER 31, 1999
  TO THE PROSPECTUSES DATED MAY 1, 1999, AS AMENDED JUNE 30, 1999,
              SEPTEMBER 30, 1999 AND DECEMBER 10, 1999
  FOR THE DEFERRED COMBINATION VARIABLE AND FIXED ANNUITY CONTRACTS (THE "GOLDENSELECT/R/ DVA PLUS") ISSUED BY FIRST GOLDEN AMERICAN LIFE
                    INSURANCE COMPANY OF NEW YORK

On December 23, 1999, First Golden American Life Insurance Company of New York, together with our separate account invested in The GCG Trust, filed amended and restated applications (the "Applications") with the Securities and Exchange Commission (the "SEC"). We are pleased to notify you that we expect the SEC to issue an order, on or about January 25, 2000, granting the relief requested by the Applications. The orders will permit the separate account investing in the All Growth Series and the Growth Opportunities Series to substitute shares of Mid-Cap Growth Series. We will then close the sub-accounts investing in the All Growth Series and the Growth Opportunities Series, and combine them with the sub-accounts investing in the Mid-Cap Growth Series. THE SUBSTITUTION WILL BE EFFECTED AT NO COST TO CONTRACTOWNERS. The substitution of the Series is expected to take place on the close of business on January 29, 2000, or as soon thereafter as is administratively feasible. Affected contractowners will receive confirmations after the substitution has taken place.

Until we implement this Substitution, you may freely reallocate your account value from the All-Growth Series or the Growth Opportunities Series to any other currently available investment option free of reallocation charges and without it being counted as a reallocation.

For thirty days after we have implemented this Substitution, you may reallocate your account value from the Mid-Cap Growth Series to any other currently available investment option free of reallocation charges and without it being counted as a reallocation.

If you have any questions regarding the substitution, please contact Customer Service at 800-366-0066.

This supplement should be retained with your Prospectus for your variable annuity contract.


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